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                                                                Exhibit 99.1

[CENVEO logo]


                                                                NEWS RELEASE



            CENVEO, INC. ACQUIRES RX LABEL TECHNOLOGY CORPORATION
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            Acquires leading manufacturer of prescription labels
  Significantly strengthens Cenveo's position in high growth label segment
            Transaction expected to be accretive to 2006 earnings

STAMFORD, CT - (JULY 12, 2006) - Robert G. Burton, Sr., Chairman and Chief Executive Officer of Cenveo, Inc. (NYSE: CVO), announced today that the Company has acquired Rx Label Technology Corporation ("Rx Label"), a portfolio company of Pfingsten Partners, LLC and Hilco Equity Partners, L.P., in an all cash transaction. As the market leader in the production of pressure sensitive prescription labels to the U.S. retail pharmacy market, Rx Label generates annual revenues of approximately $40 million. The transaction is expected to be accretive to earnings in 2006. Terms of the transaction were not disclosed.

Rx Label, which will operate under the name "Rx Technology," operates from a state-of-the-art facility located in Joplin, MO. The 120-employee company is a customer-focused, quality-driven organization with a successful operating history. Specializing in providing pharmacists with labels used to dispense prescription drugs to consumers, Rx Label is the only label converter with the capabilities to produce all three prescription label technologies: simplex, duplex (both integrated and dual-web) and thermal roll. In addition, Rx Label's product line includes vinyl shelf labels, pricing labels, case labels, pallet labels and returnable plastic container (RPC) tags. Its premier customer base includes several Fortune 500 companies in the mass merchant, drug store chain, grocery, and distributor business markets.



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Mr. Burton stated: "The acquisition of Rx Label marks an important milestone as we now begin the growth phase of our plan to transform Cenveo into the world's premier printing company. This acquisition, the 56th of my business career, brings Cenveo into the high growth pharmaceutical label market and is expected to be accretive to earnings this year. The acquisition will also create a platform for us to offer additional products to certain of our customers while simultaneously providing Rx Label's existing customers with the opportunity to benefit from Cenveo's core products and services. I look forward to a swift integration of this transaction and I welcome Rx Label to the Cenveo family."

Mr. Burton concluded: "We continue to execute on the plan we initiated when we came to Cenveo. With the acquisition of Rx Label, we continue to deliver
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on our commitment to grow the Company both organically and through
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thoughtful, strategic acquisitions of quality companies in higher growth
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sectors of the printing marketplace. This transaction, coupled with our
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successful debt re-financing last month, furthers the strong momentum that we are experiencing operationally. I look forward to discussing with our shareholders all of the Company's results on our 2nd Quarter conference call on August 10th."


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CENVEO IS ONE OF NORTH AMERICA'S LEADING PROVIDERS OF PRINT AND VISUAL
COMMUNICATIONS, WITH ONE-STOP SERVICES FROM DESIGN THROUGH FULFILLMENT. THE COMPANY'S BROAD PORTFOLIO OF SERVICES AND PRODUCTS INCLUDE COMMERCIAL PRINTING, ENVELOPES, LABELS, PACKAGING AND BUSINESS DOCUMENTS DELIVERED THROUGH A NETWORK OF PRODUCTION, FULFILLMENT AND DISTRIBUTION FACILITIES THROUGHOUT NORTH AMERICA.


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Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions: (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness



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exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.


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Inquiries from analysts and investors should be directed to Robert G.
Burton, Jr. at (203) 595-3005.